Exhibit 10(f)(3)

AMENDMENT NO. 2

TO

2008 RESTATEMENT

OF

XEROX CORPORATION

UNFUNDED RETIREMENT INCOME GUARANTEE PLAN

W I T N E S S E T H:

WHEREAS, Xerox Corporation (the “Employer”) has established the Xerox Corporation Unfunded Retirement Income Guarantee Plan, which is presently set forth in the “2008 Restatement of Xerox Corporation Unfunded Retirement Income Guarantee Plan”, as amended by Amendment No. 1 (the “Plan”), and

WHEREAS, the Employer desires to amend the Plan,

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Effective January 1, 2009, Section 3.1 (relating to eligibility) shall be amended by adding after the first sentence thereof the following sentence to read in its entirety as follows:

“An Employee and beneficiaries of such Employee shall be eligible to receive a Localization Transition Benefit to the extent provided by Article 9, even if not eligible to receive benefits from the Funded Plan.”

2. Effective January 1, 2009, a new Article 9 shall be added to read in its entirety as follows:

“ARTICLE 9

Localization Transition Benefit

Section 9.1. Localization Transition Benefit. This Article creates a new benefit under the Plan, entitled the Localization Transition Benefit.

Section 9.2. Eligibility. An Employee is eligible to receive a Localization Transition Benefit only if he or she has received a localization agreement from the Company expressly promising that the Company will provide such benefit (the “Localization Agreement”) and stating the dollar amount of the initial account balance.

Section 9.3. Benefit. For an Employee eligible under Section 9.2, the Company shall establish an account with an initial balance equal to the amount stated in the Localization Agreement. The balance will be credited with interest at the interest rate credited to Cash Balance Retirement Accounts under the Funded Plan and in the same manner as interest is credited to these Accounts under the Funded Plan.

Section 9.4. Vesting. The Employee’s right to a benefit under this Article will become nonforfeitable (“Vested”) if he or she remains an Employee in the Company’s service in the United States according to the following schedule:

(a) The Vested percentage will be 20% upon the completion of two years of service following the effective Date of the Localization Agreement. On the completion of each successive year thereafter, ending on each anniversary date of the Localization Agreement, the Vested percentage will increase in equal increments so that the Vested percentage will be 100% upon the date on which the Employee attains age 60.

(b) If the Employee dies before commencing his or her benefit under this Article, the Vested balance will be paid to his or her estate as a single sum amount 30 days after the date of the Employee’s death.

(c) The Employee’s right to a benefit under this Article will be (i) 100% Vested upon attainment of age 60, and (ii) will be no less than 20% vested upon the occurrence of a Change in Control.

Section 9.5. Payment.

(a) Upon separation from service (as defined for purposes of Section 409A of the Code), the Vested Localization Transition Benefit will be paid in 120 equal monthly installments, commencing on the first day of the seventh month following separation. The first payment will be equal to the monthly installment then due, plus the six monthly installments missed because of the six-month delay in payment. Regular monthly installments will be paid thereafter.

(b) If the Employee dies before receiving all 120 installments, the present value of the remaining installments will be paid to his or her estate 30 days after the date of the Employee’s death. Such present value shall be determined in accordance with Section 1.3(a) of the Funded Plan.

(c) Upon the occurrence of a Section 409A-Conforming Change in Control, the Vested Localization Transition Benefit will be paid in a lump sum 30 days after such Section 409A-Conforming Change in Control.

(d) If the Employee returns to his or her home country, installments of the Vested Localization Transition Benefit payable in any year will be forfeited to the extent of retirement or severance benefits payable in the same year by reason of his or her employment in such country by the Company or any affiliate. The retirement or severance benefits are those which relate to the period over which the Employee had been vesting in the Localization Transition Benefit. Service considered for Vesting will cease once an Employee returns to his or her home country.

Section 9.6. Other Plan Provisions. The provisions of Article 4 do not apply to the Localization Transition Benefit, except for Section 4.5 (stating that benefits under the Plan are unfunded and unsecured). The provisions of Article 5 (relating to a Change in Control) do not apply to the Localization Transition Benefit.”

The foregoing amendment is effective as of the date stated herein. In all other respects, the Plan remains unchanged.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be signed as of this 6th day of March, 2009.

XEROX CORPORATION

By:	/s/ Patricia M. Nazemetz
Vice President

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